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                      CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference and use of our report, dated February 20, 1998, which appears in Shoreline Financial Corporation's Annual Report to Shareholders for the year ended December 31, 1997, in Shoreline Financial Corporation's previously filed registration statements for its 1989 Stock Option Plan (Registration No. 33-29052), Dividend Reinvestment Plan (Registration No. 33-34008), 401(k) Profit Sharing Plan (Registration No. 333-10629) and Stock Incentive Plan of 1996 (Registration No. 333-09819).



                                   s/Crowe, Chizek and Company LLP
                                   Crowe, Chizek and Company LLP

South Bend, Indiana
March 25, 1998